CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 84 to File No. 33-20673; Amendment No. 85 to File No. 811-5514) of MTB Group of Funds of our report on the MTB Strategic Allocation Fund (formerly the MTB Balanced Fund) dated June 25, 2009, included in the 2009 Annual Report to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

June 10, 2010